UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

GCP APPLIED TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following email was distributed to employees of GCP Applied Technologies Inc. on March 4, 2020.

Dear Colleagues,

I wanted to provide an update on communications we are issuing as we get closer to GCP’s annual stockholders’ meeting and the election of members of our Board of Directors. You may recall, one of our investors, Starboard Value, recently nominated individuals to serve on our Board. This morning, we published a response to Starboard’s most recent letter, as well as a fact sheet detailing our recent accomplishments. You can read the response and fact sheet at investor.gcpat.com.

We remain committed to an independent, diverse and experienced Board, and we are confident that our current directors possess the right mix of knowledge, skills and expertise to support us as we execute our strategy. We have always maintained a constructive dialogue with stockholders, including Starboard, and remain committed and open to pursuing a productive resolution.

In the meantime, it continues to be business as usual for all of us at GCP as we stay focused on continuing to serve our customers, executing on our plan for 2020 and hitting our targets. As discussed at last week’s Town Hall, we have many accomplishments to be proud of including implementing our new organizational structure, advancing our plan for SBM, driving growth in VERIFI®, enhancing our efficiency, improving our forecasting, and continuing to win large projects globally and to launch new products.

Over the next few weeks, you may see additional filings or developments in relation to this matter. Rest assured, we will continue to keep you updated as appropriate. If you receive any calls from outside the company, please send them to Joe DeCristofaro at (617) 498-2616 or at joseph.decristofaro@gcpat.com.

Once again, I want to thank you for your hard work and commitment to GCP.

Sincerely,

Randy Dearth

President and CEO

Additional Information

GCP intends to file a proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). GCP STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by GCP with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

GCP, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from GCP’s stockholders in connection with the matters to be considered at the 2020 Annual Meeting. Information regarding the ownership of GCP’s directors and executive officers in GCP stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statements Regarding Forward-Looking Information

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of GCP, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of GCP. More detailed information about these factors may be found in filings made by GCP with the Securities and Exchange Commission, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. GCP is under no obligation to, and expressly disclaims any such obligation to, update or alter forward-looking statements, whether as a result of new information, future events, or otherwise.